Agreement on Management Fee

Agreement made between Beasley Holdings Limited and its registered address at Flat A,17th Floor, Capital Building, 6-10 Sun Wui Road, Causeway Bay, Hong Kong and Max International Investment Limited and its registered address at Flat A, 17th Floor, Capital Building, 6-10 Sun Wui Road, Causeway Bay, Hong Kong dated on March 31,2006.

It is agreed that Beasley Holdings Limited will pay a monthly Management fee of Hong Kong Dollars Thirty Five Thousands to Max International Investment Limited with effective on April 1,2006 for providing Administration, Accounting, Human Resources and IT supporting services rendered by Max International Investment Limited.

Dated this agreement on March 31, 2006.

Agreed and signed by
Beasley Holdings Limited

Ieong Hoi Tong

Agreed and signed by
Max International Investment Limited

Li Zhong Hua